Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson
President of Investments/CFO
Team Financial, Inc.
(913) 294-9667
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Frank Connealy as Chief Accounting Officer

PAOLA, Kansas, November 21, 2005 – Team Financial, Inc. (the Company, Nasdaq: TFIN) today named Mr. Frank J. Connealy as Chief Accounting Officer, effective immediately.  Connealy, 54, has over 25 years of well-diversified experience in the banking industry, including accounting and operations functions, asset and liability management, investment portfolio management, and mergers and acquisitions.

“We are very excited about Frank joining our team.  He has extremely valuable experience to draw from, and we are confident that he will play an instrumental part in our organization,” said Robert J. Weatherbie, Chief Executive Officer.

Team Financial, Inc. is a financial services company with approximately $682,000,000 in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  Services provided by continuing operations include a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.    For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to acquisition strategies, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the Company’s control.